EXHIBIT 99.1

NEWS RELEASE for November 27, 2007
Contact:	Allen & Caron	Tekoil & Gas Corporation
	Michael Mason (investors)	Mark Western, Chairman & CEO
	Brian Kennedy (media)	281-364-6950
	212-691-8087	mwestern@tekoil.com
michaelm@allencaron.com
brian@allencaron.com

TEKOIL & GAS CORPORATION ANNOUNCES PRODUCTION ENHANCEMENTS AND 2008 FIELD DEVELOPMENT PLANS

THE WOODLANDS, TX (November 27, 2007) … Tekoil & Gas Corporation (TKGN.OTCBB) announced today that its majority-owned subsidiary, Tekoil & Gas Gulf Coast, has resumed full production at its Red Fish Reef Field and completed its near-term engineering plans for 2008.

During the first six months following the acquisition of its Galveston Bay properties, Tekoil Gulf Coast focused primarily on solving production equipment issues, planning improvements in field efficiencies, negotiating better sales contracts, re-engineering its proven reserves and conducting a comprehensive “fully integrated field study.”

Mark Western, Chairman & CEO stated, “As a result of work carried out in-house, and the work being performed by our third-party engineering team, Ralph E. Davis, it is now anticipated (assuming we receive lender approval for the work-over program) that daily gross production levels for Tekoil Gulf Coast will rise to approximately 1,195 BOE (barrels of oil equivalent) per day by Dec 31, 2007; 1,974 BOE per day by March 31, 2008; 1,996 BOE per day by June 30, 2008; and 2,250 BOE per day by September 30, 2008.”

“Now that these foundation-building activities are behind us, we feel the Company has a solid base for moving forward,” Western added. “We’ve identified and prioritized the bottlenecks that were holding production back at the time we purchased the property, tightened the very lax controls in place at that time, and addressed a major compressor issue.” Western explained that there are three near-term impacts from this work:

1. Increased production from Red Fish Reef attributable to a newly installed compressor. For the past several months, one of the main gas-lift compressors has been off-line at Tekoil Gulf Coast’s most productive field, Red Fish Reef, resulting in an estimated 40% loss of production. This compressor has now been replaced with a newly installed compressor, and production was brought back on-stream on November 10, 2007. Gross production from the Galveston Bay properties is now averaging approximately 750 BOE per day and increasing, versus an average of approximately 550 BOE per day during the quarter ended September 30, 2007. The average NRI (net revenue interest) of Tekoil Gulf Coast’s Galveston Bay properties is approximately 81%.

2. Increased production from Red Fish Reef because of increased SWD (salt water disposal) capacity. A limitation of hydrocarbon production at Red Fish Reef has been the limits placed on SWD capacity. Tekoil Gulf Coast has increased its SWD capacity from 1,400 to 2,000 BWD (barrels of water per day) by adding additional tank capacity onshore, which is anticipated to add an additional 200 BOE per day in gross hydrocarbon production by year end (December 31, 2007). Tekoil Gulf Coast is also creating a SWD well and separation facilities on the platform, which will increase SWD to approximately 5,000 BWD. The impact of increased SWD should be evidenced as the company continues to bring additional production on-stream with its work-over program.

3. Identification of 37 productive wells not presently on-stream. Tekoil Gulf Coast is currently producing hydrocarbons from 35 wells in Galveston Bay. Of our additional 139 shut-in well-bores, the field evaluation has indicated that 37 of those wells were shut in by the previous owners due to operational or mechanical reasons, not due to lack of production or economic viability. Tekoil Gulf Coast has developed a work-over plan intended to bring these 37 wells back on-stream, with an estimated capital expenditure of $750,000, subject to approval of its primary lender. The anticipated increase in gross production from these wells (which also have an approximate net revenue interest to Tekoil Gulf Coast of 81%) is approximately 800 BOE per day within 90 days.

Mark Western added, “The engineering work we have been doing behind the scenes for the past six months is a key element in the Company’s growth strategy. Bringing the lost production at Red Fish Reef back on-stream with the newly installed compressor and, in the near term, bringing up to 37 currently shut-in wells back on-line represent excellent ‘low-hanging fruit’ strategies.”

About Tekoil & Gas Corporation

 Houston-based Tekoil & Gas Corporation is a technology-driven company focused on the development, acquisition, stimulation, rehabilitation and asset improvement of small to medium-sized oil and gas fields. The combination of energy fuel reserves and advanced yield technologies are anticipated to generate value for Tekoil and its stakeholders, as the company targets above average growth in the 21st century energy sector. Additional news and information will be made available on the Tekoil website at www.tekoil.com and through further press releases.

Forward Looking Statements

This news release may contain certain forward-looking statements, including declarations regarding Tekoil and its subsidiaries' expectations, intentions, strategies and beliefs regarding the future within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements contained herein are based upon information available to Tekoil management as at the date hereof, and actual results may vary based upon future events, both within and without the control of Tekoil management, including risks and uncertainties that could cause actual results to differ materially including, among other things, the impact that acquisitions may have on the company and its capital structure, exploration results, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditure requirements, competition, governmental regulations and other factors, some of which are set forth in Part I, Item 2, of Tekoil's registration statement on Form 10-SB.

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